Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-192369 on Form S-3 and in Registration Statement Nos. 333-181436, 333-61112 and 333-70708 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements of United Parcel Service, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of United Parcel Service, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 27, 2015